EXHIBIT 99.03.01


                 [Burns & McDonnell Letterhead]






                      Officer's Certificate


      I,  Michael W. McComas, Vice President of Burns & McDonnell
Engineering Company, Inc., DO HEREBY CERTIFY that:

     Since April 11, 1997, no event affecting our report entitled "Panda-Rosemary Cogeneration Project Condition Assessment Report for Potential Investors at the Request of Panda Energy Corporation," dated April 11 (the "Independent Engineer's Report") or the matters referred to therein has occurred (i) which makes untrue or incorrect in any material respect, as the date hereof, any information or statement contained in the Independent Engineer's Report or in the Prospectus relating to the offering of 12-1/2% Registered Senior Secured Notes due 2004 by Panda Global Energy Company (the "Prospectus") under the captions "Summary -- Independent Engineers' and Consultants' Reports -- Consolidating Financial Analyst's Pro Forma Report," "Description of the Projects -- The Rosemary Facility -- Independent Engineers' and Consultants' Reports -- Rosemary Engineering Report," "Description of the Projects -- The Rosemary Facility -- Independent Engineers' and Consultants' Reports -- Rosemary Fuel Consultant's Report," "Independent Engineers and Consultants -- Consolidated Pro Forma," and "Independent Engineers and Consultants -- Rosemary Facility" in the Prospectus or (ii) which is not reflected in the Prospectus but should be reflected therein in order to make the statements and information contained in the Independent Engineer's Report or in the Prospectus under the captions set forth above in the light of the circumstances under which they were made, not misleading.

     WITNESS my hand this 7th day of August 1997.



                              By:       /s/ Michael W. McComas
                              Name:     Michael W. McComas
                              Title:    Vice President